Exhibit 10.3

3333 Susan Street Costa Mesa, CA 92626	T (714) 662-5600 F (714) 241-0792	emulex.com

November 11, 2013

Jim McCluney

Executive Chairman

Emulex Corporation

3333 Susan Street

Costa Mesa, CA 92626

Dear Jim:

You have done an admirable job leading Emulex as Chief Executive Officer for almost seven years, and most recently as Executive Chairman. I have learned a lot from carefully watching your leadership style and having the opportunity to work alongside of you as a partner and confidante these last 5 years . I was most impressed with the way you always put the customers first, the kind of deep partnerships you built, and your commit to invest for the future, all of these traits have influenced our team and helped build Emulex into the company it is today. For that, I and the team are deeply grateful.

As you taught all of us at Emulex, the only constant in our business is change. Even in the 4 months that you have been Executive Chairman and I have been the CEO, there have been big changes. As has been discussed extensively by you and the Emulex Board of Directors (“Board”), the company is announcing new operating improvement plans, a major stock buyback plan and changes to the Board composition. As the environment in which Emulex operates changes, the company itself needs to change and at times our strategy changes as well to better align with the opportunities in front of us.

As part of the changes to the board composition, you have determined not to seek or accept a nomination to the Emulex Board of Directors for the next annual meeting of stockholders on February 6, 2014.

As a part of these changes, we have also agreed that your employment with Emulex will end effective February 5, 2014, and the July 20, 2013 Employment Agreement between yourself and Emulex has provisions that are being triggered to provide payments and benefits to you. The following is a summary of what will be provided to you on the departure date:

$22,576 base salary for period until the departure date

$88,050 EICP adjusted pro-rata for the departure date, assuming target is met

$1,115,300 for base salary and EICP as one year severance

$16,714 for COBRA to cover one year

186,111 units/shares of restricted stock/cash settled units as accelerated vesting

21,732 stock option accelerated vesting

The amounts above will be reduced by any government required tax withholding. You will be required to sign the General Waiver and Release Form attached to your July 20, 2013 Employment Agreement, before you receive the severance amounts and benefits outlined above. Emulex may include this letter in a filing with the United States Securities and Exchange Commission.

Jim McCluney

November 11, 2013

You have devoted significant efforts to Emulex over an extended period of time, and there are many members of our team that will treasure warm memories of working for you and with you. I was extremely pleased by your words of encouragement and support for Emulex, and your best wishes for Emulex in the future. Likewise, we all wish you the best.

Sincerely,

/s/ Jeff Benck

Jeff Benck
President and Chief Executive Officer

APPROVED AND AGREED

/s/ Jim McCluney
Jim McCluney
November 11, 2013